Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2003 relating to the financial statements and financial statement schedule of Answerthink, Inc., which appears in Answerthink, Inc.’s Annual Report on Form 10-K for the year ended January 3, 2003.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

September 8, 2003